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                                                                   EXHIBIT 10.15

                             EMPLOYMENT AGREEMENT


     AGREEMENT, made as of this 10th day of June, 1998, by and among MANOR CARE, INC., a Delaware corporation (the "Company"), HEALTH CARE AND RETIREMENT CORPORATION, a Delaware corporation ("HCR"), and LEIGH C. COMAS (the "Employee").

                              W I T N E S S E T H

     WHEREAS, HCR and the Company have entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which the Company will become a wholly-owned subsidiary of HCR; and

     WHEREAS, the Boards of Directors of HCR and the Company have approved the employment of the Employee on the terms and conditions set forth in this Agreement; and

     WHEREAS, the Employee is willing, for the consideration provided, to continue in the employment of the Company on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

     1. Employment. The Company hereby agrees to continue to employ the Employee, and the Employee hereby accepts such continued employment, upon the terms and conditions set
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forth in this Agreement. HCR shall cause the Company to satisfy its obligations under this Agreement; provided, however, that HCR shall have no obligations or liabilities under this Agreement if the transactions contemplated by the Merger Agreement are not consummated.

     2. Term. The term (the "Term") of the Employee's employment under this Agreement shall be the period commencing on June 10, 1998 (the "Effective Date") and shall continue until the termination of the Employee's employment pursuant to Section 5, 6, 7 or 8.

     3. Position and Duties. During the Term, the Employee shall serve as Vice President - Finance and Treasurer of the Company, and shall have such responsibilities and authority as commensurate with such office and as may from time to time be prescribed by or pursuant to the Company's By-laws. The Employee shall devote substantially all of her working time and efforts to the business and affairs of the Company.

     4. Compensation. During the Term, the Company shall provide the Employee with the following compensation and other benefits:

     (a) Base Salary. The Company shall pay to the Employee base salary at the initial rate of $200,000 per an-

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num, which shall be payable in accordance with the standard payroll practices of the Company. Such base salary rate shall be reviewed annually in accordance with the Company's normal policies; provided, however, that at no time during the Term shall the Employee's base salary be decreased from the rate then in effect except with the written consent of the Employee.

     (b) Bonus. During the Term, the Employee shall participate in the annual bonus program maintained for the executive officers of the Company. The Employee's maximum bonus opportunity for each fiscal year during the Term shall be no less than 45% of her annual base salary for that year.

     (c) Other Benefits. In addition to the compensation and benefits otherwise specified in this Agreement, the Employee (and, if provided for under the applicable plan or program, her spouse) shall be entitled to participate in, and to receive benefits under, the Company's employee benefit plans and programs that are or may be available to executives generally and on terms and conditions that are no less favorable than those generally applicable to other executives of the Company. At no time during the Term shall the Employee's participation in or benefits received under such plans and programs be decreased except (i) in connec-

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tion with across-the-board reductions similarly affecting substantially all executives of the Company or (ii) with the written consent of the Employee.

     (d) Stay Bonus. If the Employee remains in employment with the Company until December 31, 1998, the Employee shall be entitled to receive within 30 days thereafter in a lump sum a special bonus in an amount equal to the sum of
(i) her annual rate of base salary on December 31, 1998, (ii) the maximum bonus that the Employee could receive under the Company's annual bonus program for the Company's fiscal year ending May 31, 1999, and (iii) the Employee's car allowance for the Company's fiscal year ending May 31, 1999. Except as otherwise provided in Section 9(e), such special bonus shall not be payable to the Employee if her employment with the Company terminates for any reason prior to December 31, 1998.

     (e) Expenses. The Employee shall be entitled to prompt reimbursement of all reasonable expenses incurred by her in performing services hereunder, provided she properly accounts therefor in accordance with the Company's policies.

     (f) Office and Services Furnished. The Company shall furnish the Employee with office space, secretarial assistance and such other facilities and services as shall

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be suitable to the Employee's position and adequate for the performance of her duties hereunder.

     5.  Termination of Employment by the Company.

     (a) For Cause. The Company may terminate the Employee's employment for Cause if (i) the Employee willfully engages in conduct which is materially and demonstrably injurious to the Company, or (ii) the Employee willfully engages in an act or acts of dishonesty resulting in material personal gain to the Employee at the expense of the Company. The Company shall exercise its right to terminate the Employee's employment for Cause by (i) giving her written notice of termination at least 20 days before the date of such termination specifying in reasonable detail the circumstances constituting such Cause; and (ii) delivering to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors (except the Employee), after reasonable notice to the Employee and an opportunity for the Employee and her counsel to be heard before the Board of Directors, finding that the Employee has engaged in the conduct set forth in this subsection (a). In the event of such termination of the Employee's employment for Cause, the Employee shall be entitled to receive (i) her base salary pur-

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suant to Section 4(a) and any other compensation and benefits to the extent actually earned pursuant to this Agreement or any benefit plan or program of the Company as of the date of such termination at the normal time for payment of such salary, compensation or benefits and (ii) any amounts owing under Section 4(e). Except as provided in Section 10, the Employee shall receive no other compensation or benefits from the Company.

     (b) Without Cause. The Company may terminate the Employee's employment at any time and for any reason, other than for Cause, by giving her a written notice of termination to that effect at least 30 days before the date of termination. In the event of such termination of the Employee's employment without Cause, the Employee shall be entitled to the benefits described in
Section 9.

     6. Termination of Employment for Good Reason. The Employee may terminate her employment for Good Reason by giving the Company a written notice of termination at least 30 days before the date of such termination specifying in reasonable detail the circumstances constituting such Good Reason. In the event of the Employee's termination of her employment for Good Reason, the Employee shall be entitled to the benefits described in Section 9. For purposes of this Agreement, Good

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Reason shall mean (i) a significant reduction in the scope of the Employee's authority, position, title, functions, duties or responsibilities from that which is contemplated by this Agreement, (ii) the relocation of the Employee's office location to a location more than 25 miles away from the Employee's principal place of employment on the Effective Date, (iii) any reduction in the Employee's base salary, (iv) a significant change in the Company's annual bonus program adversely affecting the Employee, or (v) a significant reduction in the other employee benefits provided to the Employee. If an event constituting a ground for termination of employment for Good Reason occurs, and the Employee fails to give notice of termination within 3 months after the occurrence of such event, the Employee shall be deemed to have waived her right to terminate employment for Good Reason in connection with such event (but not for any other event for which the 3-month period has not expired).

     7. Resignation from Employment Other than for Good Cause. The Employee may terminate her employment at any time and for any reason, other than pursuant to
Section 6, by giving the Company a written notice of termination to that effect at least 30 days before the date of termination. In the event of the Employee's termination of her employment pursuant to this Section 7, the Employee shall be entitled to receive (i) her base salary pursuant to Section 4(a) and any other compensation

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and benefits to the extent actually earned by the Employee pursuant to this
Agreement or any benefit plan or program of the Company as of the date of such termination at the normal time for payment of such salary, compensation or benefits, and (ii) any amounts owing under Section 4(e). Except as provided in
Section 10, the Employee shall receive no other compensation or benefits from the Company.

     8. Termination of Employment By Death. In the event of the death of the Employee during the course of her employment hereunder, the Employee's estate shall be entitled to receive her base salary pursuant to Section 4(a) and any other compensation and benefits to the extent actually earned by the Employee pursuant to this Agreement or any other benefit plan or program of the Company as of the date of such termination at the normal time for payment of such salary, compensation or benefits, and any amounts owing under Section 4(e).

     9. Benefits upon Termination Without Cause or For Good Reason. If the Employee's employment with the Company shall terminate (i) because of termination by the Company pursuant to Section 5(b) other than for Cause or (ii) because of termination by the Employee for Good Reason pursuant to Section 6, the Employee shall be entitled to the following:

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     (a) The Company shall pay to the Employee her base salary pursuant to
Section 4(a) and any other compensation and benefits to the extent actually earned by the Employee under this Agreement or any benefit plan or program of the Company as of the date of such termination at the normal time for payment of such salary, compensation or benefits.

     (b) The Company shall pay the Employee any amounts owing under Section
4(e).

     (c) The Company shall pay to the Employee as a severance benefit an amount equal to two times the sum of (i) her annual rate of base salary immediately preceding her termination of employment, (ii) the maximum bonus that the Employee could have received under the Company's annual bonus program for the fiscal year in which her employment terminates, and (iii) the greater of the Employee's car allowance for the Company's fiscal year ending May 31, 1999 or for the fiscal year in which her employment terminates. Such severance benefit shall be paid in a lump sum within 30 days after the date of such termination of employment.

     (d) The Company shall pay to the Employee as a bonus for the year of termination of her employment an amount equal to a portion (determined as provided in the

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next sentence) of the maximum bonus that the Employee could have received under the Company's annual bonus program for the fiscal year in which her employment terminates. Such portion shall be determined by dividing the number of days of the Employee's employment during such fiscal year up to her termination of employment by 365 (366 if a leap year). Such payment shall be made in a lump sum within 30 days after the date of such termination of employment, and the Employee shall have no right to any further bonuses under said program.

     (e) If the Employee's termination of employment occurs prior to December 31, 1998, the Employee shall be entitled to receive a special bonus equal to the sum of (i) her annual rate of base salary immediately preceding her termination of employment, (ii) the maximum bonus that the Employee could have received under the Company's annual bonus program for the fiscal year in which her employment terminates, and (iii) the greater of the Employee's car allowance for the Company's fiscal year ending May 31, 1999 or for the fiscal year in which her employment terminates. Such special bonus shall be paid in a lump sum within 30 days after the date of such termination of employment.

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     (f) During the period beginning on the date of the Employee's termination of employment and continuing thereafter for a period of two years, the Employee shall remain covered by the medical, dental, life insurance and long-term disability plans of the Company that covered her immediately prior to her termination of employment as if she had remained in employment for such period. In the event that the Employee's participation in any such plan is barred, the Company shall arrange to provide the Employee with substantially similar benefits.

     (g) The Employee shall receive under the Company's Supplemental Executive Retirement Plan (the "SERP") the benefits that she would have been entitled to receive under the SERP if she had continued in employment with the Company for the period beginning on her date of termination of employment and continuing thereafter for a period of two years and had received base salary for such period at the rate in effect on such date of termination of employment.

     (h) The Company shall credit to the Employee's Company Contribution Account under the Company's Nonqualified Retirement Savings and Investment Plan (the "Nonqualified Plan"), effective as of the date of the Employee's termination of employment, an amount equal to the

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product of (i) 12% and (ii) the Employee's annual rate of base salary immediately preceding her termination of employment. In addition, effective as of the date of the Employee's termination of employment, the Employee's account balance under the Nonqualified Plan (as adjusted pursuant to the preceding sentence) shall be increased by a factor of 20%, and the Employee shall receive credit for vesting purposes for an additional two years of service. (i) The Company shall arrange for an outplacement assistance firm to provide outplacement assistance services to the Employee at the Company's expense for a period of twelve months beginning on the date of termination of the Employee's employment.

     (j) If any payment or benefit received by or in respect of the Employee under this Agreement or any other plan, arrangement or agreement with the Company or any of its affiliates (determined without regard to any additional payments required under this subsection (j) and Appendix A of this Agreement) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar tax that may hereafter be imposed) or any interest or penalties are incurred by the Employee with respect to such excise tax

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(such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the "Excise Tax"), the Company shall pay to the Employee with respect to such Payment at the time specified in Appendix A an additional amount (the "Gross-up Payment") such that the net amount retained by the Employee from the Payment and the Gross-up Payment, after reduction for any Excise Tax upon the Payment and any Federal, state and local income and employment tax and Excise Tax upon the Gross-up Payment, shall be equal to the Payment. The calculation and payment of the Gross-up Payment shall be subject to the provisions of Appendix A. Anything in this subsection (j) or in Appendix A to the contrary notwithstanding, no Gross-Up Payment shall be made in respect of any payment of HCR stock ("Stock Payment") to the Employee (and, to the extent any such Stock Payment constitutes a "parachute payment" within the meaning of
Section 280G of the Code, the Gross-Up Payments in respect of any Payments other than Stock Payments shall be computed by first applying the Stock Payments which are "parachute payments" against the "base amount" as that term is defined in
Section 280G).

     10. Entitlement To Other Benefits. Except as provided in this Agreement, this Agreement shall not be construed as limiting in any way any rights or benefits that the Employee

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or her spouse, dependents or beneficiaries may have pursuant to any other plan or program of the Company.

     11. Confidential Information. The Employee shall retain in confidence any confidential information known to her concerning the Company, its subsidiaries, and their respective businesses until such information is publicly disclosed. This provision shall survive the termination of the Employee's employment for any reason under this Agreement.

     12. No Duty to Seek Employment. The Employee shall not be under any duty or obligation to seek or accept other employment following termination of employment, and no amount, payment or benefits due to the Employee hereunder shall be reduced or suspended if the Employee accepts subsequent employment.

     13. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall, if the Employee so elects, be settled by arbitration, conducted before a panel of three arbitrators in Washington, D.C. in accordance with the applicable rules and procedures of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. Such arbitration shall be final and binding on the parties. The panel of arbitrators shall be selected as

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follows: the Employee and the Company shall each designate an individual to act as arbitrator; the two arbitrators shall then jointly designate a third arbitrator.

     14. Legal Expenses. If any dispute or controversy arises under or in connection with this Agreement, the Company shall promptly pay all legal fees and expenses, including, without limitation, reasonable attorneys' fees, incurred by the Employee in seeking to obtain or enforce any right or benefit under this Agreement, provided, however, that this obligation of the Company shall not apply unless the Employee prevails in whole or in part.

     15. Successors. This Agreement shall be binding upon and inure to the benefit of the Employee and her estate and the Company and any successor or Parent (as hereinafter defined) of the Company, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Employee. For purposes of this Agreement, the term "Company" shall include Manor Care, Inc. and its successors and any Parent thereof. "Parent" shall mean any company owning, directly or indirectly, stock possessing more than 50% of the total combined voting power of all classes of stock in Manor Care, Inc. or its successor entitled to vote.

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     16. Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     17. Notices. All notices required or permitted to be given under this Agreement shall be given in writing and shall be deemed sufficiently given if delivered by hand or mailed by registered mail, return receipt requested, to her residence in the case of the Employee and to its principal executive offices in the case of the Company. Either party may by giving written notice to the other party in accordance with this Section 17 change the address at which it is to receive notices hereunder.

     18. Controlling Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflict of laws).

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     19. Changes to Agreement. This Agreement may not be changed orally but only in a writing, signed by the party against whom enforcement is sought.

     20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.

     21. Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to its subject matter and supersedes all prior agreements, drafts, and written or oral representations of either party.

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     IN WITNESS WHEREOF, the parties have executed this Agreement on the ____
day of June, 1998.

EMPLOYEE:                           MANOR CARE, INC.



______________________              By:________________________________


                                    ATTEST:



                                    By:________________________________


                                    HEALTH CARE AND RETIREMENT
                                    CORPORATION



                                    By:________________________________



                                    ATTEST:



                                    By:________________________________

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